Exhibit 99.1

For information, contact:

David Skipper, 281-836-8155

ARCHROCK PARTNERS COMPLETES ACQUISITION OF COMPRESSION ASSETS FROM ARCHROCK, INC.

HOUSTON, November 21, 2016 — Archrock, Inc. (NYSE: AROC) and Archrock Partners, L.P. (NASDAQ: APLP) today announced that Archrock Partners has completed its previously announced acquisition of compression assets from Archrock, Inc.

The acquired assets include customer contracts serving 63 customers together with approximately 260 compressor units used to provide compression services under those contracts. These compressor units represent approximately 147,000 horsepower of compression and approximately 4 percent (by available horsepower) of the combined contract operations business of Archrock, Inc. and Archrock Partners. Archrock Partners financed the acquisition entirely with the issuance of 5,482,581 common units and 111,040 general partner units to affiliates of Archrock, Inc.

About Archrock, Inc. and Archrock Partners

Archrock, Inc. (NYSE:AROC) is a pure-play U.S. natural gas contract compression services business and a leading supplier of aftermarket services to customers that own compression equipment in the United States. Archrock, Inc. holds interests in Archrock Partners, L.P. (NASDAQ:APLP), a master limited partnership and the leading provider of natural gas compression services to customers in the oil and natural gas industry throughout the United States. Archrock, Inc. is headquartered in Houston, Texas, operating in the major oil and gas producing regions in the United States, with approximately 1,700 employees.

Archrock Partners, L.P., a master limited partnership, is the leading provider of natural gas contract compression services to customers throughout the United States. Archrock, Inc. owns an equity interest in Archrock Partners, including all of the general partner interest.

For more information, visit www.archrock.com.

SOURCE

Archrock, Inc. and Archrock Partners, L.P.

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